UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2007

Neuro-Hitech, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33426	20-4121393
(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 1503, New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 594-1215
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2007, the Board of Directors (the “Board”) of Neuro-Hitech, Inc. (the “Company”) appointed Dr. Gary Shearman as President and Chief Executive Officer, and as a director of the Company, effective August 27, 2007.

The Company has entered into an employment agreement with Dr. Shearman, the term of which is four years, unless earlier terminated or extended in accordance with the terms therein. Pursuant to the terms of Dr. Shearman’s employment agreement, the Company has agreed to pay Dr. Shearman an annual base salary of $450,000. In addition, Dr. Shearman will be eligible to receive bonus compensation of up to 50% of his base salary, in amounts to be determined by the Compensation Committee of the Board following Dr. Shearman’s achievement of certain performance objectives. The Company has issued Dr. Shearman a stock option to purchase up to 800,000 shares of the Company’s common stock, at an exercise price of $5.35 per share. The option is immediately vested as to 240,000 shares on August 27, 2007 and the remaining 560,000 shares shall vest in equal one-third increments on the first, second and third anniversaries of the commencement of the term of Dr. Shearman’s employment. Dr. Shearman is also eligible to receive options to purchase up to 66,667 shares of the Company’s common stock on each anniversary of the commencement of the term of his employment.

Dr. Shearman’s employment agreement also provides for certain severance payments and benefits in the event that Dr. Shearman’s employment is terminated without cause, he resigns for good reason, he is terminated subsequent to a change in control of the company or he dies or becomes disabled. The description of the terms of Dr. Shearman’s employment arrangement is qualified in its entirety by Dr. Shearman’s employment agreement with the Company, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Immediately prior to joining the Company, Dr. Shearman was serving as a consultant. Immediately prior to that, between September 2001 and April 2007, Dr. Shearman had been serving as Chairman and Managing Director of HBM Advisors USA, LLC, a provider of advisory services for HBM Partners (Cayman) Ltd., the investment manager for all HBM investment vehicles including HBM BioVentures and HBM BioCapital, holding companies in the human medicine, biotechnology and medical technology industries. Between May 1992 and January 2000, Dr. Shearman was employed by Rhône-Poulenc Rorer where he served in a variety of positions, most recently as Deputy Head of Global Research and Drug Development and Senior Vice President, Global Development. Prior to that, Dr. Shearman held positions with Merck & Co., Inc. and Sandoz Ltd.

There are no arrangements or understandings between Dr. Shearman and any other person pursuant to which he was selected as a director, and there have been no transactions since the beginning of the Company’s last fiscal year, or currently proposed, regarding Dr. Shearman that are required to be disclosed by Item 404(a) of Regulation S-B.

In connection with Dr. Shearman’s appointment to the Board, L. William McIntosh, an officer of the Company, resigned his position as a director of the Company effective August 23, 2007.

Mr. Alan Kestenbaum, a founder of the Company, resigned his position as Executive Vice President of the Company, effective August 27, 2007. Mr. Kestenbaum will continue to serve as a director of the Company.

Mr. Reuben Seltzer, a founder of the Company, who had been serving as President and Chief Executive Officer of the Company, will continue serve as a director of the Company and will assume the role of Vice Chairman of the Board. For the eighteen months immediately following the appointment of Dr. Shearman as President and Chief Executive Officer, Mr. Seltzer will continue to provide assistance to Dr. Shearman in his transition to the Company. The Compensation Committee of the Board has recommended that Mr. Seltzer continue to receive his base salary during that period of time.

In connection with the award to Dr. Shearman of his option to purchase up to 800,000 shares of the Company’s common stock, the Board approved an amendment to the Company’s 2006 Incentive Stock Plan (the “Plan”), to increase the number of shares available for issuance under the Plan by up to 1,000,000 shares.

The press release announcing Dr. Shearman’s appointment is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement dated August 23, 2007 between Neuro-Hitech, Inc. and Gary Shearman
10.2	Indemnity Agreement dated August 23, 2007 between Neuro-Hitech, Inc. and Gary Shearman
99.1	Press release dated August 27, 2007 issued by Neuro-Hitech, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEURO-HITECH, INC.

Date: August 29, 2007	By:	/s/ David Barrett
David Barrett
Chief Financial Officer